EXHIBIT H

a)   Draft Notice

Allegheny Energy, Inc., et. al. (70-9483)

Notice Requesting Authority to Form a Special Purpose Entity Engage in Rule 58 Activities

             Allegheny Energy, Inc. ("Allegheny"), a registered public utility holding company, and its direct and indirect wholly owned subsidiaries Allegheny Ventures, Inc., and Allegheny Energy Service Corporation, all located at 10435 Downsville Pike, Hagerstown, MD 21740-1766 have filed a Post Effective Amendment to an Application - Declaration pursuant to Sections 6(a), 7, 9(a), 10, 12(a)&(b), and 13, of the Act and Rules 45, 53, 54, and 58
under the Act.

              The deregulation of generation and introduction of competition is now a market reality in Pennsylvania; is coming to Maryland on July 1, 2000; and to Ohio, Virginia and West Virginia
over  the  course  of  the  next  two  years.   In  the  face   of
deregulation Allegheny has: formed a generating company - Genco;<F9> acquired West Virginia Power;<F10> moved to acquire Mountaineer Gas;<F11> and moved to transfer The Potomac Edison Company's ("Potomac Edison") generating assets to Allegheny Energy Supply Company, LLC.<F12> To remain competitive Allegheny must have the flexibility to develop and offer a diverse mix of energy and energy related services in order to grow and continue to serve the current and emerging energy and energy related needs of customers within Allegheny Power's<F13> traditional service territories and to develop and serve the needs of customers outside the traditional service territories as opportunities arise.

      Now comes Allegheny Energy, Inc. ("Allegheny") seeking authority to: (a) organize and invest up to $25 million in a to-be-formed special purpose subsidiary - Allegheny Advantages; (b)
permit  Allegheny Advantages to engage in Rule 58 activities:  and
(c) permit Allegheny and Allegheny Advantages to, directly or indirectly through other to-be-formed subsidiaries, make multiple de minimis investments in certain core and non-core activities in
an  aggregate  amount not to exceed $35 million.   Total  combined
investment in Allegheny Advantages and the other to-be-formed subsidiaries will not exceed $60 million.

_______________________________
<F9>  Holding Co. Act Release No. 27101 (November 12, 1999).
<F10> See  Holding  Co.  Act  Release No.  27121,  Order  Authorizing
      Retention of Assets  (December 23, 1999).
<F11> See File No. 70-9625, Application of  Monongahela Power Company
      to Acquire 100% of the Securities of Mountaineer Gas (filed Feb.
      4, 2000).
<F12> See  File No. 70-9627, Application of The Potomac Edison Company
      to Transfer  Assets  (filed Feb. 11, 2000).
<F13> Potomac Edison, along with West Penn Power Company and Monongahela
      Power Company collectively d/b/a Allegheny Power deliver electric and gas energy to about 1.4 million customers in parts of Maryland, Ohio, Pennsylvania, Virginia, and West Virginia.

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